UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

September 7, 2010 (September 3, 2010)

Date of Report (Date of earliest event reported)

INERGY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-34664	43-1918951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

(Address of principal executive offices)

(816) 842-8181

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

Inergy, L.P. (the “Partnership”) previously disclosed that on August 7, 2010, the Partnership had entered into an Agreement and Plan of Merger (the “Original Merger Agreement”), by and among the Partnership, Inergy GP, LLC, the managing general partner of the Partnership (“Inergy GP”), Inergy Holdings, L.P. (“Holdings”), Inergy Holdings GP, LLC, the general partner of Holdings (“Holdings GP”), NRGP Limited Partner, LLC, a wholly owned subsidiary of Holdings GP (“New NRGP LP”), and NRGP MS, LLC, a wholly owned subsidiary of Holdings GP (“MergerCo”). Pursuant to the terms of the Original Merger Agreement, among other things, pursuant to which MergerCo will be merged into Holdings, with Holdings as the surviving entity (the “Merger”), the incentive distribution rights in Inergy held by Inergy GP will be extinguished, and Inergy will acquire the approximate 0.7% economic general partner interest in Inergy that is held by its non-managing general partner. After the merger, Holdings will continue to control Inergy through Holdings’ ownership of Inergy’s managing general partner.

First Amended and Restated Agreement and Plan of Merger

On September 3, 2010, the Partnership, Inergy GP, Holdings, Holdings GP, New NRGP LP and MergerCo entered into a First Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”). The terms of the Amended Merger Agreement were approved by an independent committee (the “Partnership Committee”) appointed by the board of directors of Inergy GP, and by an independent committee (the “Holdings Committee”) appointed by the board of directors of Holdings GP. Subsequent to receiving the recommendations of their respective committees, the board of directors of Inergy GP and the board of directors of Holdings GP each approved the terms of the Amended Merger Agreement (in each case with the board members who are also members of management recusing themselves).

The Amended Merger Agreement amends and restates the Original Merger Agreement to, among other things, provide that prior to the effective time of the merger:

•	The existing partnership agreement of Holdings will be amended to create a new class of nonparticipating limited partner units;

•	Holdings GP will contribute to Holdings $1,000 in exchange for 1,000 nonparticipating limited partner units;

•	Holdings GP will contribute 10 nonparticipating limited partner units to NRGP Limited Partner LLC; and

•	NRGP Limited Partner LLC and Holdings GP will be admitted as limited partners in Holdings.

The Amended Merger Agreement further provides that after the effective time of the merger, NRGP Limited Partner LLC and Holdings GP will be the sole limited partners, and Holdings GP will be the sole general partner, of Holdings.

Capitalized terms used herein that are not defined have the meanings given to them in the Amended Merger Agreement. The foregoing description of the Amended Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated into this report by reference.

The following text is required by SEC rules:

The Partnership and Holdings have filed a proxy statement/prospectus and other documents with the SEC in relation to the Merger. Investors are urged to read these documents carefully because they contain important information regarding the Partnership, Holdings, and the transaction. Once finalized, a definitive proxy statement/prospectus will be sent to unitholders of Holdings seeking their approvals as contemplated by the Merger Agreement. Once available, investors may obtain a free copy of the proxy statement/prospectus and other documents containing information about the Partnership and Holdings, without charge, at the SEC’s website at www.sec.gov. Copies of the proxy statement/prospectus and the SEC filings incorporated by reference in the proxy statement/prospectus may also be obtained free of charge by contacting Investor Relations at 816-842-8181, or by accessing www.inergylp.com.

The Partnership, Holdings, and the officers and directors of the Inergy GP and Holdings GP may be deemed to be participants in the solicitation of proxies from their security holders. Information about these entities and persons can be found in the Partnership’s and Holdings’ Annual Reports on Form 10-K for the year ended September 30, 2009. Additional information about such entities and persons may also be obtained from the proxy statement/prospectus.

Item 8.01	Other Events.

Security holders and potential investors in our securities should carefully consider the risk factors set forth below and in Part 1, “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended September 30, 2009 in addition to other information in such report. In connection the Amended Amended Merger Agreement, we have identified these risk factors as important factors that could cause our actual results to differ materially from those contained in any written or oral forward-looking statements made by us or on our behalf.

The transactions contemplated by the Amended Merger Agreement may not be consummated.

The Amended Merger Agreement contains conditions that, if not satisfied or waived, would result in the merger not occurring. The conditions include:

•	the continued accuracy of the representations and warranties contained in the Amended Merger Agreement;

•	the performance in all material respects by each party of its obligations under the Amended Merger Agreement;

•	the absence of any decree, order, injunction or law that prohibits the merger or makes the merger unlawful;

•	the receipt of legal opinions from counsel for each of us and Holdings as to the treatment of the merger for U.S. federal income tax purposes.

In addition, we and Holdings can agree to terminate the Amended Merger Agreement at any time without completing the merger, even after unitholder approval has been obtained. Further, we or Holdings could terminate the Amended Merger Agreement without the other party’s agreement and without completing the merger if:

•	the merger is not completed by December 31, 2010, other than due to a breach of the Amended Merger Agreement by the terminating party;

•	the conditions to the merger cannot be satisfied; or

•	any legal prohibition to completing the merger has become final and non-appealable.

The number of outstanding Inergy common units will increase as a result of the merger, which could make it more difficult to pay the current level of quarterly distributions.

As of September 3, 2010, there were approximately 65.9 million Inergy common units outstanding. Inergy will issue approximately 35.1 million Inergy common units and 11,568,560 Class B units in connection with the merger. Although the Class B units will not receive cash distributions, they will receive distributions in additional Class B units and will convert into an equal number of common units in two installments over two years. Accordingly, the dollar amount required to pay the current per unit quarterly distributions will increase, which will increase the likelihood that Inergy will not have sufficient funds to pay the current level of quarterly distributions to all Inergy unitholders. Using the amount of $0.705 per Inergy common unit paid with respect to the third quarter of fiscal 2010, the aggregate cash distribution paid to Inergy unitholders totaled approximately $64.6 million, including a distribution of $21.4 million to Holdings in respect of its direct and indirect ownership of Inergy common units, the approximate 0.7% economic general partner interest in Inergy and incentive distribution rights. The combined pro forma Inergy distribution with respect to the third quarter of fiscal 2010, had the merger been completed prior to such distribution and assuming the full conversion of all Class B units into Inergy common units, would result in $0.705 per unit being distributed on approximately 108.9 million Inergy common units, or a total of approximately $76.8 million, with Holdings no longer receiving any distributions. As a result, Inergy would be required to distribute an additional $12.2 million per quarter in order to maintain the distribution level of $0.705 per Inergy LP unit paid with respect to the third quarter of fiscal 2010.

Although the elimination of the incentive distribution rights may increase the cash available for distribution to Inergy common units in the future, this source of funds may not be sufficient to meet the overall increase in cash required to maintain the current level of quarterly distributions to holders of Inergy common units.

While the Amended Merger Agreement is in effect, we may be limited in our ability to pursue other attractive business opportunities.

We have agreed to refrain from taking certain actions with respect to our business and financial affairs pending completion of the merger or termination of the Amended Merger Agreement without the consent of the conflicts committee of the Holdings board of directors. These restrictions could be in effect for an extended period of time if completion of the merger is delayed. These limitations do not preclude us from conducting our business in the ordinary or usual course or from acquiring assets or businesses so long as such activity does not have a “material adverse effect” as such term is defined in the Amended Merger Agreement or materially affect our ability to complete the transactions contemplated by the Amended Merger Agreement.

In addition to the economic costs associated with pursuing the merger, our management will continue to devote substantial time and other human resources to the proposed merger, which could limit our ability to pursue other attractive business opportunities, including potential joint ventures, stand-alone projects and other transactions. If we are unable to pursue such other attractive business opportunities, then our growth prospects and the long-term strategic position of their businesses following consummation of the merger could be adversely affected.

Failure to complete the merger or delays in completing the merger could negatively impact our common unit price.

If the merger is not completed for any reason, we may be subject to a number of material risks, including the following:

•	we will not realize the benefits expected from the merger, including a potentially enhanced financial and competitive position;

•	the price of our common units may decline to the extent that the current market price of our common units reflect a market assumption that the merger will be completed;

•	under certain circumstances, we may be required to reimburse Holdings for up to $3 million in transaction related expenses; and

•	some costs relating to the merger, such as certain investment banking fees and legal and accounting fees, must be paid even if the merger is not completed.

We are subject to litigation related to the transactions contemplated by the Amended Merger Agreement.

Since we first announced on August 9, 2010 our entry into the Amended Merger Agreement, four unitholder class action lawsuits have been filed by unitholders of Holdings against us, Holdings, the general partner of Holdings, our managing general partner, certain other parties to the merger agreement, certain of our executive officers, and the members of the board of directors of Holdings GP.

These lawsuits are as follows: (i) Daniel Himmel v. John J. Sherman et al., In the Circuit Court of Jackson County, Missouri, at Kansas City; (ii) John Oliver v. Inergy Holdings, L.P. et al., In the Circuit Court of Jackson County, Missouri, at Kansas City; (iii) Peter D’Orazio v. John J. Sherman et al., In the Circuit Court of Jackson County, Missouri, at Kansas City; and (iv) Harvey Silver v. John Sherman et al., In the Circuit Court of Jackson County, Missouri, at Kansas City.

The lawsuits allege a variety of causes of action challenging the proposed merger, including that the named directors and officers have breached their fiduciary duties in connection with the proposed merger and that the named entities have aided and abetted in these breaches of the directors and officers’ fiduciary duties. The class action complaints allege, among other things, that (i) the consideration offered by us is unfair and inadequate, (ii) the merger is structured to preclude other potential purchasers of Holdings from proposing a competing transaction and (iii) the named directors and officers have engaged in “self-dealing” and, through the merger, will obtain benefits not equally shared by the public unitholders of Holdings.

Based on these allegations, the plaintiffs seek to enjoin the defendants from proceeding with or consummating the proposed merger until a procedure is adopted and implemented that will result in maximization of value for Holdings unitholders. To the extent that the merger is implemented before relief is granted, the plaintiffs seek to have the merger rescinded. The plaintiffs also seek damages and attorneys’ fees.

It is possible that additional claims will be brought by the current plaintiffs or by others in an effort to enjoin the transactions contemplated by the Amended Merger Agreement or seek monetary relief from us.

We have not yet answered these lawsuits. While we do not believe the lawsuits have merit and we intend to defend the lawsuits vigorously, we cannot predict the outcome of the lawsuits, or other potential lawsuits related to the transactions contemplated by the Amended Merger Agreement, nor can we predict the amount of time and expense that will be required to resolve the lawsuits. An unfavorable resolution of any such litigation surrounding the transactions contemplated by the Amended Merger Agreement could delay or prevent the consummation of such transactions. In addition, the cost to us of defending the litigation, even if resolved in our favor, could be substantial. Such litigation could also divert the attention of our management and our resources in general from day-to-day operations.

The costs of the merger could adversely affect Inergy’s operations and cash flows available for distribution to its unitholders.

We and Holdings estimate the total costs of the merger will be approximately $10 million, primarily consisting of investment banking and legal advisors’ fees, accounting fees, financial printing and other related costs. These costs could adversely affect our operations and cash flows available for distributions to our unitholders. The foregoing estimate is preliminary and is subject to change.

No ruling has been obtained with respect to the tax consequences of the transactions contemplated by the Amended Merger Agreement.

No ruling has been or will be requested from the IRS with respect to the tax consequences of the transactions contemplated by the Amended Merger Agreement (the “Transactions”). Instead we will rely on an opinion of our counsel as to the tax consequences of the Transactions, and a counsel’s conclusions may not be sustained if challenged by the IRS.

An existing holder of our common units may be required to recognize gain as a result of the decrease in its allocable share of our nonrecourse liabilities as a result of the Transactions.

As a result of the Transactions, the share of nonrecourse liabilities allocated to our existing unitholders will be recalculated to take into account the common units issued by us in the Transactions. If an existing holder of our common units experiences a reduction in its share of our nonrecourse liabilities as a result of the Transactions, such holder will be deemed to have received a cash distribution equal to the amount of the reduction. In the event the resulting deemed cash distribution exceeds the holder’s tax basis in its partnership interest, the holder generally will be required to recognize taxable gain in the amount of the excess. Although we have not received an opinion of counsel with respect to the potential shift in allocation of our nonrecourse liabilities, we generally expect that the amount of any reduction in allocable share of nonrecourse liabilities resulting from the consummation of the Transactions will be immaterial.

We estimate that the Transactions will result in an increase in the amount of net income (or decrease in the amount of net loss) allocable to all of our existing unitholders.

We estimate that the consummation of the Transactions will result in an increase in the amount of net income (or decrease in the amount of net loss) allocable to all of our existing unitholders. In addition, the federal income tax liability of an existing unitholder could be further increased if we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions, such as to repay indebtedness currently outstanding or to acquire property that is not eligible for depreciation or amortization for federal income tax purposes or that is depreciable or amortizable at a rate significantly slower than the rate currently applicable to our assets.

The Transactions, when combined with all other unit sales within the prior twelve-month period, will cause a constructive termination and reconstitution of our partnership for federal income tax purposes and among other things, result in a deferral of certain deductions allowable in computing our taxable income.

A partnership is considered to terminate for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. It is anticipated that the Transactions will result in an exchange of partnership interests in us that, together with all other units sold within the prior twelve-month period, will represent a sale or exchange of 50% or more of the total interest in our capital and profits. Consequently, we expect that we will be treated as having terminated, and as having been reconsituted, as a partnership for federal income tax purposes as a result of the Transactions. As a result of the anticipated termination, our taxable year will end and we will be required to file a U.S. federal income tax return for the taxable year ending on the date the Transactions are completed. Each Inergy unitholder will be required to include in income for its first taxable year ending on or after such date its share of our income, gain, loss and deduction for the period ending on such date. For an Inergy unitholder who has a taxable year ending on a date other than December 31, this could result in the inclusion in a single taxable year of more than one year of our income, gain, loss and deduction. Although our constructive termination should not affect our classification as a partnership for federal income tax purposes, it will result in a deferral of certain deductions allowable in computing our taxable income for the year in which the termination occurs. The amount and effect of such deferral and the increase in net income, or decrease in net loss, allocated to an existing Inergy common unitholder resulting from the Merger Transactions will depend upon the unitholder’s particular situation, including when, and at what prices, the unitholder purchased its Inergy common units and the ability of the unitholder to utilize any suspended passive losses.

If the Transactions are not completed, Holdings may be required to pay us a termination fee, and any such termination fee may substantially increase the anticipated ratio of taxable income to distributions allocable to our unitholders.

In certain circumstances, the Amended Merger Agreement requires Holdings to pay us a termination fee if the Transactions are not completed. Any required termination fee could increase the anticipated ratio of taxable income to distributions allocable to our unitholders. Moreover, even though our unitholders may receive increased allocations of taxable income attributable to our receipt of a termination fee, they may not receive increased cash distributions from us.

Item 9.01	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

INERGY, L.P. AND SUBSIDIARIES

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction	F-2

Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 2010	F-3

Unaudited Pro Forma Condensed Consolidated Income Statement for the Twelve Months Ended September 30, 2009	F-4

Unaudited Pro Forma Condensed Consolidated Income Statement for the Nine Months Ended June 30, 2010	F-5

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-6

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Inergy, L.P. (“Inergy”), Inergy GP, LLC, the managing general partner of Inergy (“Inergy GP”), Inergy Holdings, L.P. (“Holdings”), Inergy Holdings GP, LLC, the general partner of Holdings (“Holdings GP”), NRGP Limited Partner, LLC, a wholly owned subsidiary of Holdings GP (“New NRGP LP”), and NRGP MS, LLC, a wholly owned subsidiary of Holdings GP (“MergerCo”), have entered into the First Amended and Restated Agreement and Plan of Merger dated as of September 3, 2010 (the “merger agreement”) as part of a plan to simplify the capital structures of Inergy and Holdings. Through a number of steps, MergerCo will merge with and into Holdings, the separate existence of MergerCo will cease and Holdings will survive and continue to exist as a Delaware limited partnership (the “merger”). In connection with and immediately following consummation of the merger, Holdings GP will continue to be the sole general partner of Holdings, and Holdings GP and New NRGP LP will remain as the only holders of limited partner interests in Holdings. As a result of the transactions contemplated by the merger agreement, the outstanding common units representing limited partner interests in Holdings (the “Holdings common units”) and the IDRs in Inergy that Holdings owns will be cancelled.

In connection with the merger, Holdings will, as a component of the merger consideration, distribute to the holders of Holdings common units (the “Holdings unitholders”) 1,080,453 common units representing limited partner interests in Inergy (the “Inergy LP units”) that Holdings owns (the “Holdings LP units”). In addition, Holdings will (i) exchange with Inergy the incentive distribution rights in Inergy (the “IDRs”) owned by Holdings and (ii) contribute to Inergy all of Holdings’ ownership interests in IPCH Acquisition Corp. (“IPCH”), a wholly owned subsidiary of Holdings, and Inergy Partners, LLC (“Inergy Partners”), a direct and indirect wholly owned subsidiary of Holdings and the non-managing general partner of Inergy. The contribution and exchange described in (i) and (ii) above are collectively referred to as the “GP Exchange.” As consideration for the GP Exchange, Inergy (i) will deposit or cause to be deposited with an exchange agent, for the benefit of Holdings unitholders, approximately 35.1 million Inergy LP units (together with the Holdings LP units, the “New LP units”) and 11,568,560 Class B units in Inergy, (ii) will provide cash to be paid in lieu of any fractional New LP unit or Class B unit, as applicable, issuable upon exchange and (iii) has agreed to assume all of Holdings’ indebtedness under its credit agreements, of which approximately $26.0 million was outstanding as of August 30, 2010. Upon the GP Exchange, the IDRs will be cancelled and have no further force or effect, and the 789,202 Inergy LP units owned by IPCH and the 2,837,034 Inergy LP units and the approximate 0.7% economic general partner interest in Inergy owned by Inergy Partners will be converted into Class A units in Inergy of equivalent value. Class A units will not participate in the distributions or allocations from Inergy that are attributable to Inergy’s interests in IPCH and Inergy Partners and will have no voting rights.

Holdings will be treated as the surviving consolidated entity of the merger for accounting purposes. The unaudited pro forma financial information for Holdings presented below consists of the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2010 and the Unaudited Pro Forma Condensed Consolidated Income Statement for the year ended September 30, 2009 and the nine months ended June 30, 2010. The unaudited pro forma financial information for Holdings has been prepared giving effect to the merger agreement as if this transaction had occurred as of October 1, 2008 and October 1, 2009 for the Unaudited Pro Forma Condensed Consolidated Income Statement for the year ended September 30, 2009 and the nine months ended June 30, 2010, respectively, and as of June 30, 2010 for the Unaudited Pro Forma Condensed Consolidated Balance Sheet.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical audited consolidated financial information and accompanying notes of Holdings and Inergy, which are included in our Annual Report on Form 10-K for the year ended September 30, 2009. These unaudited pro forma condensed consolidated financial statements do not reflect the effects of any cost savings or other synergies that may be achieved as a result of this transaction, are based on assumptions that Inergy and Holdings believe are reasonable under the circumstances and are intended for informational purposes only. These statements do not necessarily reflect the results of operations or financial position of Inergy that would have resulted had the transaction actually been consummated as of the indicated dates, and are not necessarily indicative of the future results of operations or the future financial position of Inergy.

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2010

(In millions)

	Inergy Holdings, L.P. Historical	Pro Forma Adjustments		Inergy, L.P. Pro Forma
Assets
Current assets:
Cash	$5.6	(10.0 10.0	)(a) (a)	$5.6
Accounts receivable, net	105.8			105.8
Inventories	89.0			89.0
Prepaid expenses and other current assets	17.0			17.0
Assets from price risk management activities	22.7			22.7

Total current assets	240.1	—		240.1

Property, plant and equipment, net	1,302.0			1,302.0
Net intangible assets	334.7			334.7
Goodwill	483.7			483.7
Other assets	5.2			5.2

Total assets	$2,365.7	—		$2,365.7

Liabilities & Partners Capital
Current liabilities:
Accounts payable	63.1			63.1
Accrued expenses	69.2			69.2
Customer deposits	29.4			29.4
Liabilities from price risk management activities	10.1			10.1
Current portion of long term debt	33.5			33.5

Total current liabilities	205.3	—		205.3
Long term debt, less current portion	1,269.1	10.0	(a)	1,279.1
Other long-term liabilities	0.9			0.9
Deferred tax liability, net	21.0			21.0
		(10.0	)(a)
Controlling partners’ capital / members equity	45.1	823.2	(b)	858.3
Interest on non-controlling partners in Inergy, L.P.	823.2	(823.2	)(b)	—
Interest on non-controlling partners in ASC’s subsidiaries	1.1			1.1

Total partners’ capital	869.4	(10.0)		859.4

Total liabilities and partners’ capital	$2,365.7	—		$2,365.7

(See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements)

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

For the Twelve Months Ended September 30, 2009

(In millions, except per unit amounts)

	Inergy Holdings, L.P. Historical	Pro Forma Adjustments		Inergy, L.P. Pro Forma
Revenue	$1,570.6			$1,570.6
Cost of product sold (excluding depreciation and amortization, as shown below)	996.9			996.9

Gross profit	573.7			573.7

Expenses:
Operating and administrative	280.5			280.5
Depreciation and amortization	115.8			115.8
Loss on disposal of assets	5.2			5.2

Operating income	172.2			172.2

Other income (expense):
Interest expense, net	(70.5)			(70.5)
Other income	0.1			0.1

Income before gain on issuance of units in Inergy, LP and income taxes	101.8			101.8
Gain on issuance of units in Inergy, L.P.	8.0			8.0
Provision for income taxes	(1.7)			(1.7)

Net income	108.1			108.1
Net income attributable to non-controlling partners in Inergy, L.P.’s net income	(49.6)	49.6	(c)	—
Net income attributable to non-controlling partners in ASC’s consolidated net income	(1.4)			(1.4)

Net income attributable to partners	$57.1	$49.6		$106.7

Net income per limited partner unit
Basic	$0.94			$1.25
Diluted	$0.93			$1.10

Weighted average limited partners’ units outstanding (in thousands)
Basic	60,752			85,509 (d)
Dilutive units	351			11,596 (e)

Diluted	61,103			97,105

(See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements)

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

For the Nine Months Ended June 30, 2010

(In millions, except per unit amounts)

	Inergy Holdings, L.P. Historical	Pro Forma Adjustments		Inergy, L.P. Pro Forma
Revenue	$1,484.4			$1,484.4
Cost of product sold (excluding depreciation and amortization as shown below)	965.0			965.0

Gross profit	519.4			519.4

Expenses:
Operating and administrative	231.2			231.2
Depreciation and amortization	117.7			117.7
Loss on disposal of assets	5.8			5.8

Operating income	164.7			164.7

Other income (expense):
Interest expense, net	(67.4)			(67.4)
Other income	0.9			0.9

Income before gain on issuance of units in Inergy, L.P. and income taxes	98.2			98.2
Gain on issuance of units in Inergy, L.P.	—			—
Provision for income taxes	(0.3)			(0.3)

Net income	97.9			97.9
Net income attributable to non-controlling partners in Inergy, L.P.’s net income	(47.0)	47.0	(c)	—
Net income attributable to non-controlling partners in ASC’s net income	(0.7)			(0.7)

Net income attributable to partners	$50.2	$47.0		$97.2

Net income per limited partner unit
Basic	$0.82			$1.03
Diluted	$0.81			$0.91

Weighted average limited partners’ units outstanding (in thousands)
Basic	61,292			94,767 (d)
Dilutive units	956			11,607 (e)

Diluted	62,248			106,374

(See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements)

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon currently available information and certain estimates and assumptions made by the management of Inergy and Holdings; therefore, actual results could differ materially from the pro forma information. However, management believes the assumptions provide a reasonable basis for presenting the significant effects of the merger. Inergy and Holdings believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

The merger results in Holdings being considered the surviving consolidated entity for accounting purposes rather than Inergy, which is the surviving consolidated entity for legal and reporting purposes. As a result, the merger will be accounted for in Holdings’ consolidated financial statements as an equity transaction in accordance with Financial Accounting Standards Board Accounting Standards Codification 810-10-45, Consolidation—Overall—Changes in Parent’s Ownership Interest in a Subsidiary (FASB ASC 810). As a result, non-controlling owners’ interest will be eliminated and replaced with an equal amount of owners’ equity on the balance sheet. Consequently, no fair value adjustment will be made to the assets or liabilities of Holdings and no gain or loss will be recognized in Holdings’ net income. In addition, costs incurred to complete the merger will be charged to partners’ capital. Because Inergy is the surviving entity for legal purposes, the pro forma condensed consolidated balance sheet and statements of operations are entitled “Inergy, L.P. Pro Forma.”

The unaudited pro forma condensed consolidated financial information reflects the issuance of approximately 35.1 million Inergy LP units and 11,568,560 Class B units in Inergy. Upon completion of the merger, the holders of Holdings common units will receive 0.77 Inergy LP units for each Holdings common unit that they own. The exchange ratio includes 1,080,453 Inergy LP units that are currently owned by Holdings that will be distributed to the Holdings unitholders as part of the merger consideration.

Note 2. Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed consolidated financial statements are as follows:

(a) To reflect the amount borrowed for, and the payment of, the estimated incremental costs associated with completing the merger including the payment of legal fees, opinion fees and other professional fees and expenses.

(b) To reclassify to partners’ capital the non-controlling owners’ interests in consolidated subsidiaries previously reported by Holdings related primarily to Inergy’s public limited partner unitholders.

(c) To reclassify to limited partners’ interest the net income previously allocated to noncontrolling owner’s interest in consolidated subsidiaries previously reported by Holdings related primarily to Inergy’s public limited partner unitholders.

INERGY, L.P. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(d) The Partnership’s pro forma basic weighted average number of LP units outstanding was calculated as follows:

	Year Ended September 30, 2009		Nine Months Ended June 30, 2010
	(in thousands)
Basic weighted average number of Inergy units outstanding—as reported	54,036	(f)	63,294
Inergy units issued in exchange for Holdings units (net of 790 units and 2,837 units held by IPCH and Inergy Partners, respectively, converted into Class A units)	31,473		31,473

Pro Forma basic weighted average number of Inergy units outstanding	85,509		94,767

(e) The Partnership’s pro forma diluted weighted average number of LP units outstanding was calculated as follows:

	Year Ended September 30, 2009		Nine Months Ended June 30, 2010
	(in thousands)
Diluted weighted average number of Inergy units outstanding—as reported	54,063	(f)	63,332
Inergy units issued in exchange for Holdings units (net of 790 units and 2,837 units held by IPCH and Inergy Partners, respectively, converted into Class A units)	31,473		31,473
Class B units issued	11,569		11,569

Pro Forma diluted weighted average number of Inergy units outstanding	97,105		106,374

(f) Restated to reflect changes applicable to Financial Accounting Standards Board Accounting Standards Codification Subtopic 260-10 (“260-10”) which required that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividends equivalents be accounted for as participating securities and shall be included in the computation of earnings per share pursuant to the two-class method.

(d) Exhibits.

Exhibit Number	Description

2.1	First Amended and Restated Agreement and Plan of Merger, dated September 3, 2010, by and among Inergy, L.P., Inergy GP, LLC, Inergy Holdings, L.P., Inergy Holdings GP, LLC, NRGP Limited Partner, LLC and NRGP MS, LLC

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INERGY, L.P.

	By:	INERGY GP, LLC, its Managing General Partner

Date: September 7, 2010	By:	/S/ LAURA L. OZENBERGER
Laura L. Ozenberger Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit Number	Description

2.1	First Amended and Restated Agreement and Plan of Merger, dated September 3, 2010, by and among Inergy, L.P., Inergy GP, LLC, Inergy Holdings, L.P., Inergy Holdings GP, LLC, NRGP Limited Partner, LLC and NRGP MS, LLC